EXHIBIT 10(b)
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                               EXECUTIVE SUMMARY

         Columbia Bank ("Bank") recently experienced a downgrade of a large credit relationship. In response, The Board of Directors and senior management initiated a review of the current practices to manage credit risk. The Secura Group ("Secura") was retained to assist the Board of Directors and senior management with this task. Part of this effort included a diagnostic review of current credit risk management practices, and comparisons of Columbia Bank's practices to those of other larger community banks.

         Our Analysis included interviews with senior management of the Bank, interviews with employees involved directly in the credit process and the review of credit-related policies and procedures. Based on the results of the analysis and on our experience in the banking industry, we have concluded that Columbia Bank can improve its credit risk practices.

         The Credit Process and management of credit risk worked reasonably well in the past. Management of the Bank has a depth of familiarity with the Tacoma market that has facilitated rapid growth, profits and acceptable portfolio performance. However, this strength presents issues for the Board of Directors and senior management as the Bank implements its aggressive growth plans to become a "regional" financial institution. Past practices for conducting the credit business will not necessarily promote the same level of performance. As the Bank expands into other markets, the recent loss is an example of what can happen without well defined and institutionalized credit risk management practices.

         We have discussed with senior management the results of our analysis and provided suggestions for enhancement to the credit risk management process. Our recommendations focus principally on the following three areas:

        o The Bank should develop a formal distinction between loan production and credit administration. Currently both these functional areas report to the same individual, H.R. Russell. It is an established practice in well run super community banks to manage credit risk by separating the credit risk management process from "production". We recommend the Bank appoint a strong chief credit officer to manage the credit process. The Chief Credit Officer should have equal standing with the Bank's Senior Lending Officer.

        o Reports to the Audit Committee should be re-formatted. Reports should include summary information that is prioritized by level of risk to the Bank. The reports should also include separate sections for responses to criticisms with a timeline for corrective action and accountability. We also suggest a summary document of any previous audit issues ( especially those with a high level of risk ) and current update from risk management.

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        o      Enhance the infrastructure in several departments of the Bank to support anticipated growth. This is particularly true for areas with reporting and monitoring responsibilities. For example, we recommend the Bank consider the establishment of a credit management information system ("MIS"). This area would be responsible for all reporting functions and would serve as the central area accountable for all current credit information. The Bank's Board of Directors as well as senior management would have access to a broad array of information to facilitate the risk management function. We also suggest that monitoring efforts be enhanced to keep credit administration and the loan officers informed about changes in the valuation of the loan portfolio.

         The unexpected downgrade to a major credit relationship occurred last year because the credit process and systems were not designed to support the expanding growth plans. Columbia Bank has been successful in the past managing credit risk in its well known market. As the Bank grows, it is necessary to establish a well-defined credit risk management process and system to support this growth.


























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